Exhibit 99.1

IN THE COURT OF COMMON PLEAS
            FOR PHILADELPHIA COUNTY

ERNEST DON EXUM  and STEPHEN REVUCKY,
individually and on behalf of all others similarly situated, and derivatively on behalf of  ABINGTON BANCORP, INC.,

Plaintiff,

v.

ROBERT WHITE, MICHAEL CZERWONKA, ROBERT
PANNEPACKER, JANE KIESER, G. PRICE WILSON,
DOUGLAS CALLANTINE, ABINGTON BANCORP,
INC.,  SUSQUEHANNA BANCSHARES, INC.

               and

ABINGTON BANCORP, INC., a Pennsylvania corporation,
Nominal Defendant.

MARCH TERM 2011 No. 110302814 COMMERCE PROGRAM CLASS AND DERIVATIVE ACTION

NOTICE OF PENDENCY OF CLASS AND DERIVATIVE ACTION, PROPOSED
 CLASS ACTION DETERMINATION, PROPOSED SETTLEMENT OF CLASS AND
DERIVATIVE ACTION, SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:
ANY AND ALL PERSONS OR ENTITIES WHO HELD ABINGTON COMMON SHARES AT ANY TIME BETWEEN JANUARY 26, 2011 AND THE DATE OF THE CONSUMMATION OF THE MERGER, EITHER OF RECORD OR BENEFICIALLY, INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS-IN-INTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS, OR TRANSFEREES IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER ANY OF THEM, AND SPECIFICALLY INCLUDING PLAINTIFFS, BUT EXCLUDING DEFENDANTS (AND JACK J. SANDOSKI), THEIR SUBSIDIARY COMPANIES, AFFILIATES, ASSIGNS, AND MEMBERS OF THEIR IMMEDIATE FAMILIES, AS THE CASE MAY BE.

PLEASE READ ALL OF THIS NOTICE CAREFULLY.  YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS ACTION.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT, OR PURSUING THE SETTLED CLAIMS (AS DEFINED HEREIN).

IF YOU HELD OR TENDERED THE COMMON STOCK OF ABINGTON BANCORP, INC. FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.	PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed Settlement (as defined below) of the above-captioned lawsuit, Exum, et al. v. White, et al., March Term, Case No. 110302814 (the “Action”), pending before The Honorable Mark I. Bernstein in the Court of Common Pleas for Philadelphia County, Pennsylvania (the “Court”).  This Notice also informs you of the Court’s certification of a Class (as defined below) for purposes of the Settlement, and notifies you of your right to participate in a hearing to be held on October 24, 2011 at 9:30 a.m. in courtroom 246 City Hall, Philadelphia, PA (the “Settlement Hearing”) to determine whether the Court should approve the Settlement as fair, reasonable, adequate, and in the best interests of the Class  and Abington Bancorp, Inc. to determine whether Ernest Don Exum (“Plaintiff Exum”) and Stephen Revucky (“Plaintiff Revucky,” and with Plaintiff Exum, the “Plaintiffs”) and their counsel have adequately represented the interests of the Class in the Action, and to consider other matters, including a request by counsel for the Plaintiffs for an award of attorneys’ fees and expenses.

The Court has determined that, for purposes of the Settlement only, the Action shall be temporarily maintained as non-opt-out class action, pursuant to Pa. R. Civ. P. 1702, 1708, and 1709, by the Plaintiffs as Class representatives, on behalf of a mandatory non-opt-out class consisting of any and all persons or entities who held Abington Bancorp, Inc. common shares at any time between January 26, 2011 and the date of the consummation of the Merger, either of record or beneficially, including any and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and specifically including Plaintiffs, but excluding Defendants (and Jack J. Sandoski), their subsidiary companies, affiliates, assigns, and members of their immediate families, as the case may be.

This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

If the Court approves the Settlement, the parties to the Action will ask the Court at the Settlement Hearing to enter an order and final judgment (the “Judgment”) dismissing the Action with prejudice on the merits.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT. IT IS BASED ON STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.        BACKGROUND OF THE ACTION

On January 26, 2011, Abington Bancorp, Inc. (“Abington” or the “Company”) and Susquehanna Bancshares, Inc. (“Susquehanna”) announced that they had entered into a definitive merger agreement (the “Merger Agreement”) to combine in a stock-for-stock transaction in which each outstanding Abington common share would be converted into 1.32 shares of Susquehanna common stock (the “Proposed Transaction” or “Merger”).

By letter dated February 9, 2011, Plaintiff Revucky made a shareholder demand upon the Abington Board of Directors (the “Board”), seeking monetary damages and requesting that the Board take remedial action, including without limitation, ensuring that the Proposed Transaction’s consideration is fair to Abington and its shareholders (the “Revucky Demand”).  On February 22, 2011, Plaintiff Exum made a similar shareholder demand upon the Board, asserting inadequacies in the Proposed Transaction’s process, the Merger Agreement, and price (the “Exum Demand” and together with the Revucky Demand, the “Shareholder Demands”).  As an initial response to the Shareholder Demands, on March 4, 2011, Plaintiffs’ Counsel (defined below) received substantially similar letters from the Board’s counsel, anticipating that responding to Plaintiffs’ demands would take about 45 days to complete and offering to keep the lines of communications open.

Also on March 4, 2011, Susquehanna filed with the Securities and Exchange Commission a Registration Statement on Form S-4 which contained a draft Joint Proxy Statement of Susquehanna and Abington and contained details of the Proposed Transaction.  On March 18, 2011, Susquehanna’s Registration Statement on Form S-4 (“Registration Statement”) was declared effective and Susquehanna and Abington filed (on March 18 and March 25, 2011, respectively) a definitive joint proxy statement (the “Joint Proxy Statement”).  In the Joint Proxy Statement, Abington and Susquehanna informed their respective shareholders that they would be entitled to vote on the Proposed Transaction at scheduled May 6, 2011 shareholders meetings (as to Abington the “May 6, 2011 Shareholders Meeting”).

On March 8, 2011, counsel for Plaintiff Exum transmitted to the Board’s counsel a letter, indicating Plaintiff Exum's view that the Board’s 45 day response deadline was unreasonable under the law of the Commonwealth of Pennsylvania and agreed to wait until March 21, 2011 for a response to the Exum Demand.  In the interim, on or about March 16, 2011, after lengthy negotiations, the Board’s counsel and Plaintiffs’ Counsel executed a Confidentiality and Nondisclosure Agreement (the “March 16, 2011 CNA”) pursuant to which the Board, on a confidential basis, provided Plaintiffs with certain documentation relating to the Proposed Transaction.  Among the materials produced to, and reviewed by, Plaintiffs' Counsel were (i) redacted Board minutes from the relevant time period, (ii) a Board resolution to retain Keefe, Bruyette & Woods (“KBW”) to provide investment banking services to Abington, (iii)  three KBW presentation booklets, and (iv) a letter from Susquehanna to KBW, dated December 13, 2010, setting forth Susquehanna’s preliminary expression of interest with respect to the acquisition of Abington.

On March 24, 2011, the Board, through its counsel, responded to Plaintiffs and informed them that the Board had voted to reject the Shareholder Demands.  The letter from the Board's counsel states that "five outside (i.e., non-executive) directors, specifically Robert J. Pannepacker, Sr., Michael F. Czerwonka III, Jane Margraff Kieser, G. Price Wilson, Jr. and Douglas S. Callantine (the ‘Outside Directors’)" participated in the investigation of the Shareholder Demands, and that the "Outside Directors are and were disinterested in Abington's merger with Susquehanna."  The letter also states that “Robert W. White and Jack J. Sandoski, the Chief Executive Officer and Chief Financial Officer of Abington respectively, did not participate in the Board’s investigation (except to be interviewed by counsel) or in the Board’s vote on the Shareholder Demands.”

The next day, March 25, 2011, Plaintiffs filed a Derivative and putative Class Action Complaint in the Court of Common Pleas, Philadelphia County (the “Action”).  The Action was brought against Robert W. White, Douglas S. Callantine, Michael F. Czerwonka, III, Jane Margraff Kieser, Robert J. Pannepacker, Sr., G. Price Wilson (the “Director Defendants”), Abington, and Susquehanna (the Director Defendants, Abington, and Susquehanna are collectively referred to herein as the “Defendants”).  Abington was named both as a direct and nominal defendant.  Plaintiffs sought, inter alia, monetary damages and alleged that the Director Defendants had breached and were breaching their fiduciary duties to the Company and to the Company's shareholders.  The complaint also alleged that the Director Defendants were being aided and abetted by Abington and Susquehanna.  On April 12, 2011, Plaintiffs, the Director Defendants, Abington, and Susquehanna (the “Parties”) stipulated to the dismissal of Susquehanna, without prejudice.

On April 6, 2011, Plaintiffs filed a Motion to Expedite Proceedings, requesting entry of a scheduling order, as well as requests for subpoenas directed to KBW, the financial advisor to Abington; and another third party.  The Court then set a hearing date of April 18, 2011 to address Plaintiffs’ Motion to Expedite Proceedings.

Both before and after the Plaintiffs filed the Action, Plaintiffs’ Counsel and the Director Defendants’ counsel, later joined by counsel for the other Parties, engaged in ongoing settlement discussions focused on a possible resolution that would involve supplemental disclosures by Abington concerning the background to the Proposed Transaction.  A first draft of proposed supplemental disclosures was provided by the Director Defendants’ counsel to Plaintiffs’ Counsel on April 12, 2011.

Also on April 12, 2011, subject to the March 16, 2011 CNA, counsel for the Director Defendants provided additional informal discovery to Plaintiffs’ Counsel relating to the Proposed Transaction.  Among the materials produced to, and reviewed by, Plaintiffs’ Counsel were (i) certain unredacted Board minutes and Audit Committee minutes from the relevant time period, (ii) an internal file memorandum drafted by Robert White regarding a telephone call that Mr. White had with Lawrence Seidman, and (iii) correspondence between Mr. White or Abington’s outside corporate counsel Elias, Matz, Tiernan, & Herrick LLP and Mr. Seidman regarding Abington.

On April 14, 2011, the Director Defendants and Abington filed responses and briefs opposing Plaintiffs’ Motion to Expedite Proceedings.  The Director Defendants also filed Preliminary Objections to the Complaint.  The following day, Friday, April 15, 2011, Abington filed Preliminary Objections to the Complaint, as well as a Motion to Require Plaintiffs to Post Security for Costs.

On the evening of Sunday, April 17, 2011, in advance of the scheduled April 18, 2011 hearing on Plaintiffs’ Motion To Expedite Proceedings, the Parties, through their respective counsel, reached an agreement on the structure of the Settlement pursuant to which Abington would make certain supplemental disclosures, which the Parties negotiated, concerning the Proposed Transaction (the “Supplemental Disclosures”).  The Parties notified the Court of the Settlement at the April 18, 2011 hearing.

On April 25, 2011, the Parties entered into a Memorandum of Understanding (“MOU”) outlining the basic terms of the Settlement and on May 3, 2011, Plaintiffs’ Counsel informed the Court that the Parties had reached an agreement to settle the Action.

On April 26, 2011, Abington filed the Supplemental Disclosures on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).

On May 6, 2011, the respective shareholders of Abington and Susquehanna voted to approve the Merger.

The Merger is currently scheduled to close on or about September 30, 2011.

In connection with the Settlement, Plaintiffs’ Counsel conducted confirmatory discovery:  Plaintiffs’ Counsel reviewed documents produced by the Director Defendants on March 16, 2011 and April 12, 2011; Plaintiffs’ Counsel interviewed Mr. Callantine, one of the outside directors of Abington on June 22, 2011; and Plaintiffs’ Counsel interviewed Patricia McJoynt, a Managing Director of KBW, on June 27, 2011.

Plaintiffs determined to enter into this Settlement, because in their opinion, the Supplemental Disclosures provided additional information material to Abington’s shareholders’ decision whether to vote in favor of the Merger.  Defendants acknowledge that the pendency and prosecution of the Action and the efforts of Plaintiffs’ Counsel resulted in the decision of Defendants to make the Supplemental Disclosures.

In negotiating the Settlement, Plaintiffs’ Counsel considered the significant legal and factual defenses to Plaintiffs’ claims that Defendants raised and might have raised throughout the pendency of the Action, and their decision to settle is not an admission as to the lack of merit of any claims asserted in the Action.  In addition, the Plaintiffs considered the benefits provided to the Class Members (defined below) through the provision of the Supplemental Disclosures, and Plaintiffs have agreed to the Settlement only because they believe that the Supplemental Disclosures provided Abington’s shareholders with the opportunity to cast a substantially better informed vote on the Merger.  Based upon their evaluation, Plaintiffs’ Counsel have determined that the Settlement is fair, reasonable, and adequate and in the best interests of Plaintiffs, Abington, and all Class Members, and that it confers substantial benefits upon the Class Members.

Defendants have denied, and continue to deny, that they have committed, or aided and abetted in the commission of, any violation of law or duty or engaged in any wrongful acts whatsoever; deny that any supplemental disclosure of information was required under any applicable state or federal law, statute, rule, or regulation; and maintain that they diligently and scrupulously complied with all applicable fiduciary, disclosure, and all other legal duties, and are settling this Action solely to avoid the expense, burden and uncertainty of continued litigation.

The Parties recognize the time and expense that would be incurred by further litigation and the uncertainties inherent in such litigation.

III.       Definitions

The following capitalized terms, used in the herein, shall have the meanings specified below:

(a)           “Class” means a conditionally certified non-opt out class, pursuant to Pa. R. Civ. P. 1702, 1708, and 1709, that includes any and all persons or entities who held Abington common shares at any time between January 26, 2011 and the date of the consummation of the Merger, either of record or beneficially, including any and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and specifically including Plaintiffs, but excluding Defendants (and Jack J. Sandoski), their subsidiary companies, affiliates, assigns, and members of their immediate families, as the case may be.

(b)           “Class Counsel” or “Plaintiffs’ Counsel” means the law firms of Faruqi & Faruqi, LLP and Levi & Korsinsky, LLP.

(c)           “Class Member” means a member of the Class.

(d)           “Court Approval” means entry of the Judgment.

(e)           “Effective Date” means the first business day following the date the Judgment becomes final and unappealable, whether by affirmance on or exhaustion of any possible appeal or review, allocatur, writ of certiorari, lapse of time or otherwise.  The finality of the Judgment shall not be affected by any appeal or other proceeding regarding solely an application for attorneys’ fees and expenses.

(f)           “Judgment” means the Order and Final Judgment to be entered in the Action.

(g)           Whether or not any or all of the following persons or entities were named, served with process, or appeared in the Action, “Released Persons” means (i) the Defendants, (ii) Jack J. Sandoski, (iii) KBW, and (iv) any of their respective families, parent entities, controlling persons, associates, predecessors, successors, affiliates or subsidiaries, and each and all of their respective past or present officers, directors, shareholders, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, insurers, reinsurers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns.

(h)           “Releasing Persons” means the Plaintiffs, for themselves and derivatively on behalf of Abington, and all Class Members.

(i)           “Settled Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including “Unknown Claims” (defined below), that any or all Plaintiffs or any or all Class Members ever had, now have, or may have, or otherwise could, can, or might assert, whether direct, derivative, individual, class, representative, legal, equitable, or of any other type, or in any other capacity, against any of the “Released Persons,” whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule (including but not limited to any claims under federal securities laws or state disclosure law, or any claims that could be asserted derivatively on behalf of Abington), which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, alleged misrepresentations or omissions, allegations, facts, practices, events, claims, or any other matters, things, or causes whatsoever, or any series thereof, that were, could have been, or in the future can or might be alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to, directly or indirectly, the Action, or the subject matter thereof, in any court, tribunal, forum, or proceeding, including, without limitation, any and all claims which are based upon, arise out of, relate in any way to, or involve, directly or indirectly, (i) the Merger Agreement or Proposed Transaction, (ii) any actions, deliberations or negotiations in connection with the Merger Agreement or Proposed Transaction, or any alternatives thereto, including the process of deliberation or negotiation by each of Abington and Susquehanna, and their respective officers, directors, employees, agents, accountants, consultants, attorneys, investment bankers, underwriters, and financial advisors, (iii) the consideration received (or to be received) by Class Members or by any other person or entity in connection with the Merger, (iv) any disclosures made, or any alleged omissions with respect to, the Merger Agreement or Proposed Transaction, including any disclosures in, or claimed omissions from, the Registration Statement, the Joint Proxy Statement (or any amendments or revisions to either of them), the Supplemental Disclosures, or any other disclosures, public filings, periodic reports, press releases, proxy statements, or other statements issued, made available or filed relating, directly or indirectly, to the Merger Agreement or Proposed Transaction, including claims under the federal securities laws within the exclusive jurisdiction of the federal courts, (v) the fiduciary obligations of the Released Persons in connection with the Merger Agreement and Proposed Transaction, (vi) the attorneys’ fees, expenses, or costs incurred in prosecuting, defending, or settling the Action, or (vii) any of the allegations in any complaint filed in the Action; provided, however, that the Settled Claims shall not include any claims to enforce the Settlement.

(j)           “Settlement” means the settlement of the Action between and among Plaintiffs, on behalf of themselves and the Class, as well as derivatively on behalf of Abington, and the Defendants.

(k)           “Settlement Hearing” means the hearing(s) to be held before the Court to determine (i) whether to certify the Class for settlement purposes, (ii) whether Plaintiffs and Class Counsel have adequately represented the Class, (iii) whether the Settlement should be approved as fair, reasonable, and adequate, (iv) whether the Settled Claims should be dismissed with prejudice, (v) whether Judgment approving the Settlement should be entered, (vi) whether the injunction against the prosecution of any of any Settled Claims should be entered, and (vi) whether and in what amount any attorneys’ fees and expenses should be paid to Class Counsel by Abington, its successor-in-interest, or their respective insurer(s).

           (l)           “Unknown Claims” means any claim that a Releasing Person does not know or suspect exists in his, her, or its favor at the time of the release of the Settled Claims as against the Released Persons, or any of them, including without limitation those that, if known, might have affected the decision to enter into the Settlement.  The Settlement is intended to extinguish all Settled Claims and, consistent with such intentions, the Releasing Persons shall waive their rights to the extent permitted by state law, federal law, foreign law, or principle of common law, which may have the effect of limiting the release provided for herein.  This shall include a waiver by the Releasing Persons of any rights pursuant to § 1542 of the California Civil Code (or any similar, comparable, or equivalent provision) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE A MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Plaintiffs acknowledge, and the Class Members by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Plaintiffs, and by operation of law the Class Members, to completely, fully, finally, and forever, extinguish any and all Settled Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.  Plaintiffs acknowledge, and the Class Members by operation of law shall be deemed to have acknowledged, that inclusion of “Unknown Claims” in the definition of “Settled Claims” was separately bargained for and was a material element of the Settlement and was relied upon by each and all of the Defendants in entering into this Stipulation.

IV.        THE SETTLEMENT AND PARTICIPATION IN THE SETTLEMENT

In consideration for the Settlement (including any claim for attorneys’ fees and expenses in connection with the Action) and the release of the Settled Claims, the Defendants agreed to, and Abington made, the Supplemental Disclosures on a Current Report on Form 8-K with the SEC, which addressed issues raised by the Plaintiffs and their counsel.  Among the issues they raised, and addressed by the Supplemental Disclosures, are the following:

•	The June 2010 Board planning sessions and KBW's role in such meetings;

•	The reasons Abington engaged KBW as its financial advisor;

•	KBW's suggested process and actual process pursued in conducting the market check in soliciting other potential bidders for the Company;

•	The reasons that Company B withdrew from its efforts to acquire Abington;

•
 The Board's considerations and assessment of Susquehanna's revised non-binding indication of interest, including assessment of the factors including the all-stock nature of the offer, the 20% termination right, the prospects of the potential combined company, and the possibility of demanding the inclusion of a collar provision;

•	The implied dollar value of Susquehanna's all-stock offers on the dates they were made;

•	The board's consideration of premiums paid in similar transactions and the reduction in such premiums since 2008;

•	The findings, multiples, comparables, projections and variables implied by and/or used in KBW's Comparable Transactions Analysis, Financial Impact Analysis, and Discounted Cash Flow Analysis;

•	KBW's prior work for, and fees paid by, Abington and Susquehanna; and

•	Defendant White's non-receipt of a retention bonus or director's fees in connection with his role in the combined company.

The Supplemental Disclosures are attached hereto as Exhibit “1.”  The Defendants have agreed that all costs of providing this Notice to Class Members will be paid by Abington, or by its successor(s).  If you are a Class Member, you will be bound by the Judgment entered by the Court in the Action whether or not you actually receive this Notice.  You may not opt out of the Class.

V.          RELEASE

The Stipulation provides that, subject to Court approval of the Settlement, pursuant to Rules 1714(a) and 1506(d) of Pa. R. Civ. P., for good and valuable consideration, the Action shall be dismissed on the merits with prejudice as to all Defendants and against all Class Members, and all Settled Claims shall be completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed with prejudice and without costs, as to all Released Persons.

This Settlement provides for the following releases and related provisions:

(a)           Plaintiffs and all Class Members, and their respective heirs, executors, administrators, estates, predecessors-in-interest, predecessors, successors-in-interest, successors, and assigns, agree to release and forever discharge, and by operation of the Judgment release and forever discharge, all Settled Claims as against the Released Persons;

(b)           the Released Persons shall be deemed to be released and forever discharged from all of the Settled Claims;

(c)           the Action and Settled Claims are dismissed with prejudice, on the merits and without costs;

(d)           Plaintiffs and all Class Members, and their respective heirs, executors, administrators, estates, predecessors-in-interest, predecessors, successors-in-interest, successors, and assigns, are forever barred and enjoined from commencing, instituting, or prosecuting any Settled Claims against any of the Released Persons in any forum whatsoever; and

(e)           Defendants and the Released Persons agree to release and forever discharge, and by operation of the Judgment forever release and discharge, Plaintiffs, each Class Member, and Class Counsel from all of the claims arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement, or resolution of the Action and Settled Claims.

VI.        REASONS FOR THE SETTLEMENT

Class Counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Plaintiffs and Class Counsel to date.  They have obtained and analyzed certain non-public documents produced by Defendants; conducted interviews regarding the reasons for, and negotiation, timing, pricing, and structure of the Merger; and analyzed documents obtained through publicly-available sources, applicable case law, and other authorities.  Based on this investigation, Plaintiffs and Class Counsel in this Action have decided to enter into the Stipulation settling the Action, after taking into account, among other things, (i) the risks of continued litigation; (ii) the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation; and (iii) the conclusion of Class Counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Class.

The Defendants have denied, and continue to deny, that they have committed any violations of the law or aided and abetted any such violation; they are entering into the Stipulation of Settlement, without admitting the validity of any allegations made in the Action, solely because the Settlement would eliminate the burden, expense, disruption, and distraction of further litigation.

VII.      APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

Class Counsel intend to petition the Court for an award of attorneys’ fees and expenses in this Action in an amount not to exceed $250,000 (the “Fee Application”).  The Defendants agree to pay to the attorneys’ fees and expenses in an amount not to exceed $250,000 and further agree not to oppose the Fee Application provided the amount sought therein does not exceed $250,000.  Class Counsel also intend to petition the Court for an incentive award to each of Plaintiff Exum and Plaintiff Revucky in an amount of $1,000, for a total of $2,000, to be paid by Class Counsel from any award of attorneys’ fees and expenses in this Action, provided that the total amount of fees and awards sought shall not exceed $250,000.  Payment of attorneys’ fees and expenses contemplated herein is subject to consummation of the Merger, including any amendment thereto, entry of the Judgment dismissing the Action with prejudice, and Class Counsel’s joint and several obligations to refund or repay any amounts paid (with accrued interest) to Abington, its successors-in-interest, or their insurer(s) if, for any reason, the Settlement or the fee award is overturned or reduced.  The approval of attorneys’ fees and expenses in the amount of $250,000, or any lesser amount, shall be in the sole discretion of the Court, and shall not be a condition of the Settlement of the Action or entry of the Judgment therein.  Upon the entry of an order by the Court requiring it to do so, Abington, its successor-in-interest, or their insurer(s) shall pay or cause to be paid the attorneys’ fees and expenses in the amount awarded as described above and the manner directed by the Court ten (10) days after the last of (i) consummation of the Merger, (ii) an order awarding such attorneys’ fees and expenses, or (iii) entry of the Judgment dismissing the Action with prejudice.

VIII.     CLASS ACTION DETERMINATION

The Court has ordered that, for purposes of the Settlement only, the Action shall be temporarily maintained as a class action by Plaintiff Exum and Plaintiff Revucky, as Class representatives, pursuant to Rule 1709 of the Pa. R. Civ. P., with the Class defined as set forth above.

Inquiries or comments about the Settlement may be directed to the attention of Class

Counsel as follows:

Sandra G. Smith	Donald J. Enright
FARUQUI & FARUQI, LLP	LEVI & KORSINSKY, LLP
101 Greenwood Avenue, Suite 600	1101 30th Street, NW
Jenkintown, PA 19046	Suite 115
Washington, DC 20007

IX.        SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing, which will be held on October 24, 2011 at 9:30 a.m. in courtroom 246 City Hall, Philadelphia, PA to: (a) determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class; (b) determine whether the Judgment should be entered pursuant to the Stipulation; (c) consider the Fee Application of Class Counsel for an award of attorneys’ fees and expenses; (d) hear and determine any objections to the Settlement or Fee Application; and (e) rule on such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the Fee Application, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.  The Court has also reserved the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

X.         RIGHT TO APPEAR AND OBJECT

Any Class Member who (a) objects to the (i) Settlement, (ii) Class action determination, (iii) adequacy of representation by the Plaintiffs and Class Counsel, (iv) dismissal of the Action, (v) Judgment to be entered in the Action, or (vi) request by Class Counsel for attorneys’ fees and expenses in the Action; or (b) otherwise wishes to be heard, may appear in person or by his or her or its attorney at the Settlement Hearing.  On or before October 17, 2011, you may, but are not required to, file with the Court: (i) a written notice of intention to appear, (ii) proof that you are a Class Member, (iii) a statement of your objections to any matters before the Court, and (iv) the grounds thereof or the reasons for your desiring to appear and be heard, as well as documents or writings you desire the Court to consider.  You may serve copies of any such objection by hand or overnight courier upon the following attorneys:

Sandra G. Smith	Michael F. Brown
FARUQUI & FARUQI, LLP	DRINKER BIDDLE & REATH LLP
101 Greenwood Avenue, Suite 600	One Logan Square, Suite 2000
Jenkintown, PA 19046	Philadelphia, PA 19103-6996

Any Class Member who does not object to the Settlement, the Class action determination, or the request by Class Counsel for an award of attorneys’ fees and expenses need not do anything at this time.

Any person who fails to appear at the hearing and object shall be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this Action.

XI.        INTERIM INJUNCTION

Pending final determination of whether the Settlement should be approved, the Plaintiffs and all Class Members are barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Settled Claim, whether directly, representatively, individually, derivatively on behalf of Abington, or in any other capacity, which have been or could have been asserted, against any Released Person.

XII.      JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate, and in the best interests of the Class, and Abington, the Parties will ask the Court to enter the Judgment, which will, among other things:

1.          approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of the Class and Abington, , pursuant to Rules 1714(a) and 1506(d) of the Pa. R. Civ. P.;

2.          authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement provided herein; and

3.          dismiss the Action with prejudice on the merits and release Defendants, and each of them, and all Released Persons from the Settled Claims.

XIII.     NOTICE TO THOSE HOLDING STOCK FOR THE BENEFIT OF OTHERS

Brokerage firms, banks, or other persons or entities who hold or held shares of the Company’s common stock for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

Frank Kovalcheck
Senior Vice President and Secretary
Abington Bancorp, Inc.
180 Old York Road
Jenkintown, PA 19046
Telephone:  (215) 886-8280

XIV.      SCOPE OF THE NOTICE

This Notice is not all-inclusive.  The references in this Notice to the pleadings in the Action, the Stipulation, and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the Action, claims and defenses which have been asserted by the Parties, and the terms and conditions of the Settlement, including a complete copy of the Stipulation, Class Members are referred to the Court file for the Action.   You or your attorney may examine the Court file for the Action during regular business hours of each business day in the Prothonotary’s Office, Room 264, City Hall, Philadelphia, PA 19107.  Questions or comments may be directed to Class Counsel:

Sandra G. Smith	Donald J. Enright
FARUQUI & FARUQI, LLP	LEVI & KORSINSKY, LLP
101 Greenwood Avenue, Suite 600	1101 30th Street, NW
Jenkintown, PA 19046	Suite 115
Washington, DC 20007

DO NOT WRITE OR TELEPHONE THE COURT.

Dated: August 31, 2011	BY ORDER OF THE COURT OF COMMON
PLEAS FOR PHILADELPHIA COUNTY

Exhibit 1

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 25, 2011

Abington Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-52705	20-8613037
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

180 Old York Road, Jenkintown, Pennsylvania		19046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(215) 886-8280

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On March 17, 2011, a putative class action lawsuit was filed in the Court of Common Pleas, Montgomery County, Pennsylvania, against the directors of Abington Bancorp, Inc. (“Abington” or the “Company”) and Susquehanna Bancshares, Inc. (“Susquehanna”), RSD Capital vs. Robert W. White, et al., C.A. No. 2011-06590.  The lawsuit in Montgomery County alleged that the named directors, in approving the Agreement and Plan of Merger, by and between Abington and Susquehanna, dated January 26, 2011 (the “Merger Agreement’), and Susquehanna, by entering into the Merger Agreement, intentionally interfered with a contractual relationship between Abington and its shareholders and interfered with a prospective economic advantage of the Company’s shareholders.  Plaintiffs in the Montgomery County lawsuit, among other things, requested an unspecified amount of monetary damages as well as a temporary restraining order with respect to consummation of the merger.  On April 13, 2011, upon consideration of the defendants’ Preliminary Objections, the lawsuit in Montgomery County was dismissed with prejudice.

On March 25, 2011, a putative class action lawsuit was filed by separate plaintiffs in the Court of Common Pleas, Philadelphia County, Pennsylvania, against the Company, the Company’s directors (other than Jack J. Sandoski) and Susquehanna, Exum, et al. vs. Robert W. White, et al., C.A. No. 110302814.  The lawsuit in Philadelphia County, which was also brought as a shareholders’ derivative suit on behalf of Abington, generally alleges, among other things, that the Abington Board of Directors breached its fiduciary duties in connection with its approval of the Merger Agreement in that the consideration offered to Abington’s shareholders in the Merger was alleged to be inadequate and the process used to negotiate the Merger Agreement was alleged to be unfair, and that such breaches of fiduciary duty were exacerbated by preclusive transaction protection devices.  The Philadelphia County complaint also alleges that Abington and Susquehanna aided and abetted the Abington Board of Directors in breaching its fiduciary duties.  The plaintiffs in Philadelphia County requested, among other things, an unspecified amount of monetary damages and injunctive relief.  Both lawsuits also allege that the disclosure provided to the Company’s shareholders in the joint proxy statement/prospectus of Abington and Susquehanna, dated March 18, 2011 (the “Joint Proxy Statement/Prospectus”) and included in the registration statement on Form S-4 filed by Susquehanna with the Securities and Exchange Commission (the “SEC”) (File No. 333-172626), failed to provide required material information necessary for Abington’s shareholders to make a fully informed decision concerning the Merger Agreement and the transactions contemplated thereby.

On April 25, 2011, solely to avoid the costs, risks and uncertainties inherent in litigation, Abington and the other named defendants entered into a Memorandum of Understanding with the plaintiffs in the Philadelphia County lawsuit.  Under the terms of the memorandum, Abington, the other named defendants and the plaintiffs have agreed to settle the lawsuit subject to court approval.  If the court approves the settlement contemplated in the memorandum, the lawsuit will be dismissed with prejudice.  Pursuant to the terms of the memorandum, Abington has agreed to make available additional information to its shareholders.  The additional information is contained below in this Current Report on Form 8-K and should be read in conjunction with the Joint Proxy Statement/Prospectus.  In return, the plaintiffs have agreed to the dismissal of the lawsuit and to withdraw all motions filed in connection with such lawsuit.  In connection with the settlement, plaintiffs intend to seek an award of attorneys’ fees and expenses not to exceed $250,000 subject to court approval, and Abington has agreed not to oppose plaintiffs’ application.  The amount of the fee award to class counsel will ultimately be determined by the Court.  This payment will not affect the amount of merger consideration to be paid in the merger.  If the settlement is finally approved by the court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the Merger Agreement, and any disclosure made in connection therewith.  There can be no assurance that the parties will ultimately enter in to a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.  The details of the settlement will be set forth in a notice to be sent to Abington’s shareholders prior to a hearing before the court to consider both the settlement and plaintiffs’ fee application.

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The settlement will not affect the timing of the special meeting of shareholders of Abington scheduled for May 6, 2011 in Huntingdon Valley, Pennsylvania to vote upon a proposal to adopt the Merger Agreement.   Abington and the other defendants deny all of the allegations in the lawsuit and believe the disclosures previously included in the Joint Proxy Statement/Prospectus are appropriate under the law.  Nevertheless, the Company and the other defendants have agreed to settle the putative class action litigation in order to avoid costly litigation and its inherent risks.

The Company and the other defendants have vigorously denied, and continue to vigorously deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were alleged in the lawsuit, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal burdens and are entering into the contemplated settlement solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest.  Nothing in this Current Report on Form 8-K, the Memorandum of Understanding or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENT TO DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS

In the settlement of the outstanding shareholder lawsuit brought in the Court of Common Pleas, Philadelphia County, Pennsylvania, as set forth in this Current Report on Form 8-K, Abington agreed to make these supplemental disclosures to the Joint Proxy Statement/Prospectus.  These disclosures should be read in connection with the Joint Proxy Statement/Prospectus, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Joint Proxy Statement/Prospectus.  Without admitting in any way that the disclosures below are material or otherwise required by law, Abington makes the following supplemental disclosures:

The following supplements the disclosure on page 31 of the Joint Proxy Statement/Prospectus and is added at the end of the third full paragraph.

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In June 2010, the Abington board of directors held a planning session to discuss various strategic options.  KBW attended this meeting to, among other things, provide an overview of the banking market, review market conditions in general and with respect to the common stock of Abington in particular and review the mergers and acquisition environment.

The following supplements the disclosure on page 31 of the Joint Proxy Statement/Prospectus and is added after the second sentence in the fifth paragraph on page 31.

As described above, Abington has utilized the services of KBW periodically since 2003, when Abington underwent its conversion to the mutual holding company form of organization and related stock offering.  The Abington board of directors considered KBW and the other investment banking firm to be the two most experienced investment banking firms with respect to transactions involving community based banks and savings associations and their holding companies.

The disclosure on page 32 is supplemented by the addition of the following three sentences after the first full sentence in the carryover paragraph on the top of page 32.

KBW developed an initial list of 21 potential transaction partners, comprised solely of publicly traded bank and savings and loan holding companies, that KBW believed, based on its experience and information available, might be interested in entering into a transaction with Abington.  Initially, eleven of the institutions were viewed as being more likely candidates to be a merger partner with Abington. After further review, four additional institutions were considered as more likely merger partners expanding the list of likely merger partners to 15.  The remaining six institutions were deemed to be less likely candidates for a merger with Abington due to, among other factors, their size, location, regulatory concerns, recent operating results or financial condition.  As a result, Abington did not ask KBW to contact any of those six institutions.

The following disclosure supplements the discussion on page 32 of the Joint Proxy Statement/Prospectus by amending and replacing in their entirety the second and third sentences in the carryover paragraph on the top of page 32.

After discussing the 15 companies set forth on the list with KBW, the Abington board of directors authorized KBW to commence a process of contacting potential merger partners in order to assess their level of interest in discussing a possible transaction with Abington.  During the weeks of October 24th and October 31st, KBW contacted all of the 15 institutions on Abington’s behalf.

The following disclosure supplements the disclosure on page 32 of the Joint Proxy Statement/Prospectus by adding the following new language at the end of the fifth full paragraph.

Company B indicated that it had concerns about Abington’s asset quality and the relative size of Abington’s construction loan portfolio as well as the relative size of Abington to Company B and the anticipated tangible book value dilution to Company B that would result from a transaction with Abington.  Company B also indicated that it no longer would be willing to make an offer at the bottom of the range included in its prior indication of interest of $11.00 per share.

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The following supplements the disclosure on page 33 of the Joint Proxy Statement/Prospectus by amending and replacing the last sentence in the carryover paragraph on the top of page 33 with the following:

The Abington board of directors discussed the revised non-binding indication of interest in detail including, among other things, the all stock aspect of the consideration offered and the termination right provided to Abington in the event that the market price for Susquehanna’s common stock dropped more than 20% and underperformed the Nasdaq Bank Index by 20% or more.  The Abington board of directors believed that the aggregate merger consideration that Susquehanna could offer in an all-stock transaction would be higher than a transaction which included cash as some portion of the merger consideration.  In addition, the Abington board of directors viewed the prospects for the combined company as well as the prospects for Susquehanna’s shares to be financially attractive on a long-term basis.  Accordingly, Abington did not seek to have Susquehanna revise its indication of interest to include a cash component.  In addition, the Abington board of directors discussed whether the termination right based on the price of Susquehanna’s common stock and its performance compared to the bank index provided sufficient protection to Abington’s shareholders or whether Abington should alternatively seek a structure that would require Susquehanna to increase the Exchange Ratio to assure some pre-determined minimum value in the event that the market value of Susquehanna’s common stock at the closing date was less than a specified amount (known as a “collar”).  The Abington board of directors believed that the inclusion of a termination right based on the price of Susquehanna’s common stock provided suitable protection to Abington’s shareholders.  In addition, it was believed that if Abington insisted on a collar, it would be accomplished by a mechanism which would reduce the Exchange Ratio in the event the price of Susquehanna common stock immediately prior to the closing date were to be above an established threshold, thus limiting the potential for upside gain for Abington’s shareholders (known as a “cap”). The Abington board of directors determined to adjourn and resume their consideration of the Susquehanna revised non-binding indication of interest at its regularly scheduled board meeting on December 22, 2010.

The following supplements the disclosure on page 33 of the Joint Proxy Statement/Prospectus and is added after the first sentence in the first full paragraph on page 33.

Based on the closing price of Susquehanna’s common stock on December 22, 2010 of $10.1075, the proposed exchange ratio implied a range value of $13.14 to $14.66 in Susquehanna common stock for each share of Abington common stock.

The following supplements the disclosure on page 33 of the Joint Proxy Statement/Prospectus and is added after the fifth full paragraph on page 33.

Also on January 6, 2011, KBW prepared a summary of the revised proposed exchange ratio that representatives of J.P. Morgan had communicated to KBW on December 22, 2010.  This January 6th KBW summary was provided for informational purposes to senior management of Abington and Elias.

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The disclosure on page 36 of the Joint Proxy Statement/Prospectus is supplemented by the addition of the following disclosure at the end of the first full paragraph following the second set of bullet points on page 36.

The Abington board of directors also considered that average premiums paid by acquirors in merger transactions occurring in 2009 and 2010 were lower than the average premiums paid in prior periods, such as 2003 through 2007, although the board believed it was more appropriate to consider the terms of the proposed transaction with Susquehanna in light of more recent comparable transactions and the current market environment.

The following disclosure supplements the discussion on page 43 of the Joint Proxy Statement/Prospectus by its addition after the table on the top of page 43.

KBW’s analysis showed the following with respect to each of the transactions included in its comparable transactions analysis:

			Transaction Price to
	Date	Transaction		Tangible Book	Earnings Per		Core Deposit
Name of Acquiree	Announced	Value	Book Value	Value	Share		Premium
		(In Millions)

Danvers Bancorp, Inc.	01/20/11	$488.9	163.2%	184.1%	28.5	x	13.4%

Legacy Bancorp, Inc.	12/21/10	112.8	96.3	110.7	NM		1.9

Wilber Corp.	10/22/10	101.8	132.1	140.5	13.4		4.6

Rome Bancorp, Inc.	10/12/10	73.3	119.6	119.6	19.3		6.0

New Alliance Bancshares, Inc.	08/18/10	1,498.0	102.3	165.3	24.6		12.8

Comm Bancorp, Inc.	08/09/10	67.8	126.5	127.3	NM		3.0

LSB Corporation	07/15/10	95.9	152.5	152.5	20.8		8.8

Wainwright Bank & Trust Co.	06/28/10	162.8	198.3	200.2	26.0		14.1

Central Jersey Bancorp	05/25/10	72.3	150.0	153.1	NM		4.5

First Chester County Corp.	12/27/09	64.8	81.0	90.2	NM		(1.2)

Harleysville National Corp.	07/26/09	239.8	50.6	114.7	8.4		0.9

Beverly National Corp.	06/16/09	60.9	144.4	144.4	NM		1.1

The following disclosure supplements the discussion on page 43 of the Joint Proxy Statement/Prospectus by amending and replacing in the entirety the heading and first six sentences in the third full paragraph on page 43.

Financial Impact Analysis.  KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Abington and Susquehanna.  In its analysis, KBW assumed that the merger would be accounted for under the purchase method, that fair value adjustments would amount to -$49.5 million, on a net basis, that a core deposit intangible of $13.8 million would be created and would be amortized on an accelerated basis over 10 years and that cost savings would amount to 32.5% of Abington’s estimated stand-alone expenses.  Based on First Call (a nationally recognized earnings estimate consolidator) median estimates, KBW assumed that Susquehanna’s stand-alone per share net income would be $0.35 and $0.70 in 2011 and 2012, respectively, and that, based on estimates from Abington’s management, Abington’s stand-alone per share net income would be $0.41 and $0.44 in 2011 and 2012, respectively.  This analysis indicated that the merger is expected to be slightly dilutive to Susquehanna’s estimated earnings per share in 2011 and 2012, with such estimated earnings per share dilution amounting to $0.04 per share in each year.  KBW’s analysis further indicated that the merger would be dilutive to Susquehanna’s estimated December 31, 2011 book value per share and tangible book value per share by 6.02% and 2.55%, respectively, and that Susquehanna would maintain well capitalized capital ratios.

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The following supplements the disclosure on page 43 of the Joint Proxy Statement/Prospectus by amending and replacing in the entirety the fourth paragraph on page 43.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Abington could provide to equity holders through 2015, an industry-accepted five year time frame commonly utilized in discounted cash flow analyses, on a stand-alone basis.  In performing this analysis, KBW used management’s estimates for Abington for 2011 and applied a long-term tangible asset growth rate of 4% (which was derived by examining historical growth results and discussing with management their outlook for growth given the current economic and competitive landscape), and applied discount rates ranging from 10% to 14%.  To determine the range of discount rates to utilize, KBW used the capital asset pricing model implied cost of capital (“CAPM”) as a focal point.  The CAPM includes an expected market return (as provided by Ibbotson Associates, a nationally recognized provider of this data) of 10.91% (as of January 25, 2011), less the 30 year treasury yield as of January 25, 2011 of 4.25% to provide a market risk premium of 6.66%, which is then multiplied by Abington’s adjusted beta of 0.69%, resulting in an equity risk premium of 4.57%.  The CAPM formula then adds the risk free rate of the 30 year treasury of 4.25% and a micro-cap size premium (in excess of CAPM) of 3.99% (as provided again by Ibbotson Associates) to result in a CAPM Implied Cost of Equity Capital of 12.81%, the focal point for the discount rate range.  The range of values was determined by adding (1) the present value of projected cash flows to Abington shareholders from 2011 to 2015 and (2) the present value of the terminal value of Abington’s common stock.  In determining cash flows available to shareholders, KBW assumed that Abington would maintain a tangible common equity/tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level.  Any earnings in excess of what would need to be retained represented dividendable cash flow for Abington.  In calculating the terminal value of Abington, KBW applied multiples ranging from 9.0 times to 15.0 times 2016 forecasted earnings.  This range of multiples was determined using historical industry accepted values.  This resulted in a range of values of Abington from $9.58 to $12.65 per share.

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The following supplements the discussion on page 44 of the Joint Proxy Statement/Prospectus and is added after the first full paragraph on page 44.

While KBW periodically has advised Abington since 2003, other than payment of the $100,000 fee for KBW’s fairness opinion on the merger described above, Abington has not paid KBW any fees since the completion of its second-step conversion and stock offering in June 2007.  During the two years preceding the date of KBW’s fairness opinion on the merger provided to Abington, KBW provided certain investment banking and advisory services to Susquehanna.  KBW acted as a managing underwriter of Susquehanna’s common stock offering and an issuance of trust preferred securities in March 2010, and received usual and customary investment banking fees for such services.

The following supplements the disclosure on page 57 of the Joint Proxy Statement/Prospectus and is added at the end of the first full paragraph after the footnotes on page 57.

Mr. Robert W. White, Chairman, President and Chief Executive Officer of Abington and Abington Bank will not receive any retention bonus.

The following supplements the disclosure on page 59 of the Joint Proxy Statement/Prospectus and is added after the first sentence in the first full paragraph on page 59.

As with the other employee directors at Susquehanna and Susquehanna Bank, Mr. White will not receive director’s fees for his services as a director of Susquehanna or Susquehanna Bank.

Susquehanna has filed with the SEC a registration statement on Form S-4 concerning the Merger. The registration statement included a prospectus for the offer and sale of Susquehanna common stock to Abington shareholders as well as a joint proxy statement of each of Abington and Susquehanna for the solicitation of proxies from their respective shareholders for use at the meetings at which the Merger will be voted upon. The Joint Proxy Statement/Prospectus and other documents filed by Susquehanna with the SEC contain important information about Susquehanna, Abington and the Merger. We urge investors and Abington shareholders to read carefully the Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Abington shareholders in particular should read the Joint Proxy Statement/Prospectus carefully before making a decision concerning the Merger. Investors and shareholders can obtain a free copy of the Joint Proxy Statement/Prospectus – along with other filings containing information about Susquehanna – at the SEC’s website at http://www.sec.gov.  Copies of the Joint Proxy Statement/Prospectus, and the filings with the SEC incorporated by reference in the Joint Proxy Statement/Prospectus, can also be obtained free of charge by directing a request to Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attention Robert W. White, President, telephone (215) 886-8280.

Abington, Susquehanna and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the Merger.  Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning Abington’s and Susquehanna’s directors and executive officers is set forth in the Joint Proxy Statement/Prospectus.  Information concerning Abington’s and Susquehanna’s directors and executive officers is also set forth in their respective proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

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This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

This Current Report contains forward-looking information about Abington Bancorp, Inc., and the combined operations of Abington Bancorp, Inc. and Susquehanna Bancshares, Inc. after the completion of the transactions described in the release that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies and their subsidiaries. Abington Bancorp, Inc. cautions readers not to place undue reliance on these statements.  Abington Bancorp’s and Susquehanna Bancshares’ businesses and operations, as well as their combined business and operations following the completion of the transactions described in this report, are and will be subject to a variety of risks, uncertainties and other factors. Consequently, their actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:  ineffectiveness of their business strategy due to changes in current or future market conditions; the amount of Abington Bancorp’s non-performing assets and loan charge-offs; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. Abington Bancorp, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABINGTON BANCORP, INC.

Date: April 26, 2011	By:	/s/ Robert W. White
Robert W. White
Chairman, President and Chief Executive Officer

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